Exhibit 99.1

CEVA, Inc. Announces Expansion of Existing Stock Repurchase Program

SAN JOSE, Calif. — May 27, 2010 - CEVA, Inc. (NASDAQ: CEVA); (LSE: CVA), the leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for the mobile handsets, portable and consumer electronics markets, today announced that its Board of Directors authorized the expansion of the Company’s share repurchase program with an additional two million shares of common stock available for repurchase, representing approximately 10% of the Company’s outstanding common stock as of March 31, 2010.

“The Board’s decision to expand the stock repurchase program reflects its confidence in the long term growth of the company,” said Gideon Wertheizer, CEO of CEVA. “We believe that the repurchase of our common stock is a solid strategic decision to add to shareholder value in light of the level of cash on our balance sheet.”

The Company intends to use available cash to effect any stock repurchases. As of March 31, 2010, the Company had approximately 21 million shares of common stock outstanding and $107 million of cash and marketable securities.

Under the share repurchase program, one million shares of the Company’s common stock may be repurchased from time to time pursuant to Rule 10(b)-18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) outside of periods when the Company’s trading window is closed. Such repurchases may be made in the open market or through privately negotiated transactions depending on market conditions, share price, trading volume and other factors. The repurchase of the other one million shares of the Company’s common stock under the share repurchase program will be made pursuant to a plan in accordance with Rule 10b(5)-1 of the Exchange Act to be established prior to the closing of the Company’s trading window.

The share repurchase program, including the Rule 10b(5)-1 plan, may be commenced or suspended at any time or from time to time without prior notice.

For More Information Contact:
Yaniv Arieli, CFO CEVA, Inc. Tel: +1.408.514.2941 Email: yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. Tel: +1.408.514.2976 Email: richard.kingston@ceva-dsp.com

About CEVA, Inc.
CEVA is the leading licensor of silicon intellectual property (SIP) DSP Cores and platform solutions for the mobile handset, portable and consumer electronics markets. CEVA’s IP portfolio includes comprehensive technologies for cellular baseband (2G / 3G / 4G), multimedia, HD audio, voice over packet (VoP), Bluetooth, Serial Attached SCSI (SAS) and Serial ATA (SATA). In 2009, CEVA’s IP was shipped in over 330 million devices, including handsets from 7 out of the top 8 handset OEMs, including Nokia, Samsung, LG, Motorola, Sony Ericsson and ZTE. Today, more than one in every four handsets shipped worldwide is powered by a CEVA DSP core. For more information, visit www.ceva-dsp.com

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including Mr. Wertheizer’s statements. The risks, uncertainties and assumptions include: the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for the company; CEVA’s success in penetrating new markets and maintaining its market position in existing markets; the effect of intense industry competition; the possibility that the markets for CEVA’s technologies may not develop as expected or that products incorporating CEVA’s technologies do not achieve market acceptance; CEVA’s ability to timely and successfully develop and introduce new technologies; CEVA’s ability to continue to improve its licensing and royalty revenue in future periods; the impact of the announcement of the share repurchase program on CEVA’s stock price, and general market conditions and other risks relating to CEVA’s business, including, but not limited to, those that are described from time to time in its SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.